                                                                    EXHIBIT 99.1


Report of Independent Accountants

To the Members of Kinder Morgan Interstate Gas Transmission LLC:


In our opinion, the accompanying statements of income, of cash flows and of changes in member's equity present fairly, in all material respects, the results of operations and the cash flows of Kinder Morgan Interstate Gas Transmission LLC (formerly K N Interstate Gas Transmission Co.) for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP
Denver, Colorado
March 27, 2000

STATEMENT OF INCOME
Kinder Morgan Interstate Gas Transmission LLC (Formerly K N
Interstate Gas Transmission Co.)

                                           Year Ended
                                          December 31,
                                              1999
                                         --------------
                                         (In Thousands)
Operating Revenues:
Natural Gas Transportation and Storage   $   112,732
Other                                            475
                                         -----------
Total Operating Revenues                     113,207
                                         -----------

Operating Costs and Expenses:
Gas Purchases and Other Costs of Sales        13,954
Operations and Maintenance                    23,379
General and Administrative                     9,566
Depreciation and Amortization                 16,985
Taxes, Other Than Income Taxes                 4,608
Severance Costs                                3,054
                                         -----------

Total Operating Costs and Expenses            71,546
                                         -----------

Operating Income                              41,661
                                         -----------

Other Expenses:
Interest Expense                             (27,119)
Other, Net                                      (248)
                                         -----------
Total Other Expenses                         (27,367)
                                         ------------
Income Before Income Taxes                    14,294
Income Taxes                                   5,948
                                         -----------

Net Income                               $     8,346
                                         ===========

The accompanying notes are an integral part of these statements.

STATEMENT OF CHANGES IN MEMBER'S EQUITY
Kinder Morgan Interstate Gas Transmission LLC (Formerly K N
Interstate Gas Transmission Co.)

                                           Net Income
                            Balance at     Year Ended     Transfer      Push Down      Balance at
                            December 31,   December 31,   To Member's   Accounting     December 31,
                               1998           1999        Equity(1)     Adjustment(2)     1999
                                                   (Dollars in Thousands)
Common Stock                $       10   $           -   $       (10)  $         -    $         -
Additional Paid-in Capital      89,019               -       (89,019)            -              -
Retained Earnings               71,749           8,346       (80,095)            -              -
Member's Capital                     -               -       169,124       101,378        270,502
                            ----------   -------------   -----------   -----------    -----------

Total Member's Equity       $  160,778   $       8,346   $         -   $   101,378    $   270,502
                            ==========   =============   ===========   ===========    ===========

(1) Change Form of Organization From a C Corporation to a
Limited Liability Company

(2) Push Down Accounting Adjustment Resulting From the Sale of
KMIGT to Kinder Morgan Energy Partners

The accompanying notes are an integral part of these statements.

STATEMENT OF CASH FLOWS
Kinder Morgan Interstate Gas Transmission LLC (Formerly K N
Interstate Gas Transmission Co.)

                                                     Year Ended
                                                    December 31,
                                                        1999
                                                   --------------
                                                   (In Thousands)
Cash Flows From Operating Activities:
Net Income                                         $    8,346
Adjustments to Reconcile Net Income to
   Net Cash Flows From Operating Activities:
Depreciation and Amortization                          16,985
Deferred Income Taxes                                   5,470
Provisions for Rate Refunds                            25,662
Net Change in Regulatory Assets and Liabilities        17,144
Net Change in Exchange Gas Imbalances                  (7,429)
Decrease in  Gas in Underground Storage                 2,145
Decrease in Receivables                                 4,560
Decrease in Inventory                                     673
Decrease in Payables and Accrued Expenses              (5,195)
Other, Net                                                640
                                                   ----------
Net Cash Flows Provided by Operating Activities        69,001
                                                   ----------

Cash Flows Used in Investing Activities:
Capital Expenditures                                  (20,743)
Proceeds From Sales of Assets                          11,004
                                                   ----------
Net Cash Flows Used in Investing Activities            (9,739)
                                                   ----------

Cash Flows From Financing Activities:
Payments on Note to Associated Company                (59,262)
                                                   ----------
Net Cash Flows Used in Financing Activities           (59,262)
                                                   ----------

Net Change in Cash                                          -
Cash and Cash Equivalents at Beginning of Year              -
                                                   ----------
Cash and Cash Equivalents at End of Year           $        -
                                                   ==========

The accompanying notes are an integral part of these statements.

          KINDER MORGAN INTERSTATE GAS TRANSMISSION LLC

                  NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

Kinder Morgan Interstate Gas Transmission LLC ("KMIGT," formerly K N Interstate Gas Transmission Co.) was a wholly owned subsidiary of Kinder Morgan, Inc. (formerly K N Energy, Inc.) until its sale to Kinder Morgan Energy Partners, L.P. ("Kinder Morgan Energy Partners") in December 1999 (see Note 3). In connection with the sale to Kinder Morgan Energy Partners and in conjunction with the name change referred to above, KMIGT was converted from a Colorado "C" corporation to a Colorado single-member limited liability company.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)    Basis of Accounting

The financial statements were prepared in accordance with generally accepted accounting principles, except that no earnings per share data have been provided because KMIGT is a wholly owned subsidiary of Kinder Morgan Energy Partners.

(b)    Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from these estimates.

(c)    Accounting for Regulatory Activities

KMIGT is regulated by and subject to the regulations and accounting procedures of the Federal Energy Regulatory Commission ("FERC"). In addition, KMIGT meets the criteria for application of and accordingly, follows the accounting and reporting requirements of Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation", which prescribes the circumstances in which the application of generally accepted accounting principles is affected by the economic effects of regulation.

(d)    Associated Company Transactions

Kinder Morgan, Inc. charges KMIGT for non-labor costs incurred on behalf of KMIGT, and for direct labor and related expenses for personnel who perform services for the benefit of KMIGT. KMIGT recognized $83.1 million in transportation and storage revenues for 1999, or 73% of total operating revenues from natural gas services to associated companies. Components of transportation and storage revenues from natural gas services to associated companies are as follows:

                        1999 Revenues From     Percent of Total
                       Associated Companies   Operating Revenues
KN Marketing, L.P.         $ 57,387,976              51%
KN Retail                    15,778,264              14%
Wildhorse Energy
  Partners, LLC               7,236,808               6%
Other                         2,720,272               2%
                           ------------             ---
Total                      $ 83,123,320              73%
                           ============             ---

(e)    Depreciation

Depreciation is computed based on the straight-line method over the estimated useful lives of assets. The range of estimated useful lives of assets is 7-40 years (transmission assets: 40 years).

(f)    Gas in Underground Storage

KMIGT maintains gas in its underground storage facilities on behalf of certain third parties and receives a fee for its storage services.

(g)    Cash Flow Information

KMIGT considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. KMIGT made no cash payments for interest or income taxes during 1999.

(h)    Revenue Recognition

KMIGT recognizes transportation and storage revenues on an accrual basis in the month these services are provided under the terms of its approved FERC tariffs.

3. SALE OF KMIGT TO KINDER MORGAN ENERGY PARTNERS, L.P.

On December 30, 1999, Kinder Morgan, Inc. entered into a Contribution Agreement among Kinder Morgan, Inc., several of its wholly owned subsidiaries and Kinder Morgan Energy Partners. As a result, effective as of December 31, 1999, Kinder Morgan, Inc. contributed, among other things, all of its interest in KMIGT to Kinder Morgan Energy Partners. In accordance with authoritative accounting guidelines, an adjustment to push down the increase in the basis of Kinder Morgan Energy Partners' investment in KMIGT resulting from the application of the purchase method of accounting for its acquisition of KMIGT is reflected in the accompanying Statement of Member's Equity as an increase in Member's Equity of $101.4 million.

4. REGULATORY MATTERS

On January 23, 1998, KMIGT filed a general rate case with the FERC requesting a $30.2 million increase in annual revenues. As a result of the FERC's action, KMIGT was allowed to place its rates into effect on August 1, 1998, subject to refund, and provisions for refund were recorded based on expected ultimate resolution. On November 3, 1999, KMIGT filed a comprehensive Stipulation and Agreement to resolve all issues in this proceeding. The FERC approved the Stipulation and Agreement on December 22, 1999. The settlement rates have been placed in effect, and refunds for past periods will be made in early 2000. As of December 31, 1999, the Partnership had accrued $36.6 million for these rate refunds.

5. LITIGATION AND ENVIRONMENTAL MATTERS

United States of America, ex rel., Jack J. Grynberg v. K N Energy, Civil Action No. 97-D-1233, filed in the U.S. District Court, District of Colorado. This action was filed pursuant to the federal False Claim Act and involves allegations of mismeasurement of natural gas produced from federal and Indian lands. The Department of Justice has decided not to intervene in support of the action. The complaint is part of a larger series of similar complaints filed by Mr. Grynberg against 77 natural gas pipelines, including KMIGT, (approximately 330 other defendants). An earlier single action making substantially similar allegations against the pipeline industry was dismissed by Judge Hogan of the U.S. District Court for the District of Columbia on grounds of improper joinder and lack of jurisdiction. As a result, Mr. Grynberg filed individual complaints in various courts throughout the country. These cases were recently consolidated by the Judicial Panel for Multidistrict Litigation, and transferred to the District of Wyoming. Motions to Dismiss were filed on November 19, 1999. Plaintiff filed his response on January 14, 2000 and defendants filed their Reply Brief on February 14, 2000. An oral argument on the Motion to Dismiss occurred on March 17, 2000. KMIGT believes it has a meritorious position in this matter, and does not expect this lawsuit to have a material adverse effect on KMIGT's business, cash flows, financial position or results of operations.

KMIGT is a party to litigation (other than that specifically noted) which arises in the normal course of business. Management regularly analyzes current information and, as necessary, provides accruals for probable liabilities on the eventual disposition of these matters. Management believes that the effect on KMIGT's results of operations, financial position or cash flows, if any, from the disposition of these matters will not be material.

6. INCOME TAXES

For income tax purposes, KMIGT was treated as a C Corporation for 1999, and as such was subject to federal and state income taxes. See Note 1 regarding the conversion of KMIGT from a C corporation to a single-member limited liability company.

Components of the income tax provision applicable to federal and state income taxes for the year ended December 31, 1999, are as follows:


                                      1999
Taxes Currently Payable:
  Federal                         $ 1,403,798
  State                              (925,807)
                                  -----------
                                      477,991
                                  -----------
Taxes Deferred:
  Federal                         $ 3,260,935
  State                             2,209,503
                                  -----------
                                    5,470,438
                                  -----------
Total Income Tax Provision        $ 5,948,429
                                  ===========

The difference between the statutory federal income tax rate and KMIGT's effective income tax rate is summarized as follows:

Federal Income Tax Rate        35.0%
State Income Tax                5.6%
Other                           1.0%
                              -----
Effective Tax Rate             41.6%
                              =====

7. SEVERANCE COSTS

Severance costs of $3.1 million, as shown in the accompanying
Statement of Income, represent primarily KMIGT's allocated share of severance costs incurred by Kinder Morgan, Inc. during 1999.

Report of Independent Accountants

To the Partners of Trailblazer Pipeline Company:


In our opinion, the accompanying statements of income, of cash flows and of changes in partners' equity present fairly, in all material respects, the results of operations and the cash flows of Trailblazer Pipeline Company for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP
Denver, Colorado
March 27, 2000

TRAILBLAZER PIPELINE COMPANY
STATEMENT OF INCOME

                                            YEAR ENDED
                                           DECEMBER 31,
                                               1999
OPERATING REVENUES:
     Transportation Services              $  33,711,148
                                          -------------

OPERATING EXPENSES:
     Operations and Maintenance               2,827,408
     Depreciation                            16,972,560
     Taxes Other Than Income                    878,938
                                          -------------

          Total Operating Expenses           20,678,906
                                          -------------

OPERATING INCOME                             13,032,242

OTHER INCOME:
     Interest Income                            978,921
                                          -------------

INTEREST EXPENSE:
     Interest on Long-term Debt               3,295,847
     Amortization of Debt Issuance Costs        161,000
     Interest Expense on Rate Refund            404,185
                                          -------------
          Total Interest Expense              3,861,032
                                          -------------

NET INCOME TO PARTNERS                    $  10,150,131
                                          =============

The accompanying notes are an integral part of these statements.

TRAILBLAZER PIPELINE COMPANY
STATEMENT OF CASH FLOWS

                                                     YEAR ENDED
                                                    DECEMBER 31,
                                                        1999
CASH FLOWS PROVIDED BY (USED IN) OPERATING
ACTIVITIES:
Net Income to Partners                            $  10,150,131
                                                  -------------
Adjustment to Reconcile Net Income to Partners
  to Net Cash Flows Provided
   By Operating Activities:
       Depreciation                                  16,972,560
       Amortization of Debt Expense                     141,312
       Decrease in Depreciation Rate Adjustment      (6,831,397)
       Increase in Capacity Rate Refund              11,806,930
       Other Noncash Charges (Credits) to Income       (274,509)
Changes in Certain Operating Assets and
  Liabilities:
       Decrease in Accounts Receivable               (1,188,273)
       Increase in Other Assets                           1,851
       Decrease in Prepayments and Other                (39,756)
       Decrease in Gas Imbalance Cashout Assets         (16,668)
       Decrease in Interest Payables                   (350,348)
       Decrease in Accounts Payable and Other          (739,302)
       Decrease in Taxes Other Than Income             (168,555)
       Decrease in Refund to Shippers                  (939,476)
                                                  -------------

NET CASH FLOWS PROVIDED BY OPERATING ACTIVITIES      28,524,500
                                                  -------------

CASH FLOWS USED IN INVESTING ACTIVITIES:
Capital Expenditures, Net of Contributions             (154,229)
                                                  -------------

CASH FLOWS USED IN FINANCING ACTIVITIES:
Repayment of Long-Term Debt                         (10,100,000)
Distributions to Partners:                           (8,400,079)
                                                  -------------

NET CASH FLOWS USED IN FINANCING ACTIVITIES         (18,500,079)
                                                  -------------

NET INCREASE IN CASH AND CASH EQUIVALENTS             9,870,192

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR       15,846,445
                                                  -------------
CASH AND CASH EQUIVALENTS AT END OF YEAR          $  25,716,637
                                                  =============

The accompanying notes are an integral part of these statements.

TRAILBLAZER PIPELINE COMPANY
STATEMENT OF CHANGES IN PARTNERS' EQUITY

                                                       YEAR ENDED DECEMBER 31, 1999

                                                                                               Enron
                                                           NGPL-                            Trailblazer
                                         Total        Trailblazer LLC        KMOLP          Pipeline Co.
                                    --------------    --------------    ---------------   --------------
PARTNERS' EQUITY-Beginning Balance  $  80,402,256     $  26,800,752     $  26,800,752     $  26,800,752

Net Income to Partners                 10,150,131         3,383,377         3,383,377         3,383,377

Distributions to Partners:
   Earnings                            (8,400,079)       (2,800,026)       (2,800,026)       (2,800,026)
   Refund to Shippers                    (939,476)         (313,159)         (313,159)         (313,159)
                                    -------------     -------------     -------------     -------------
PARTNERS' EQUITY-Ending Balance     $  81,212,832     $  27,070,944     $  27,070,944     $  27,070,944
                                    =============     =============     =============     =============

The accompanying notes are an integral part of these statements.

                  TRAILBLAZER PIPELINE COMPANY

                  NOTES TO FINANCIAL STATEMENTS


(1)  DESCRIPTION AND STATUS OF PARTNERSHIP

Trailblazer Pipeline Company ("Trailblazer") is an Illinois partnership which owns and operates a 436-mile pipeline system and is engaged in the transmission of natural gas for others in interstate commerce from Colorado through southeastern Wyoming to Beatrice, Nebraska.

The partners in Trailblazer are NGPL-Trailblazer, LLC, Kinder Morgan Operating L.P. "A" ("KMOLP") and Enron Trailblazer Pipeline Company, each with a 33 1/3% interest. Trailblazer is managed by a committee consisting of management representatives from each of the partners. Trailblazer has no employees. Natural Gas Pipeline Company of America (Natural), a subsidiary of Kinder Morgan, Inc., provides the personnel to operate the pipeline for which it is reimbursed at cost.

On November 30, 1999, KMOLP purchased the one-third interest of Trailblazer formerly owned by Columbia Gulf Transmission Company. On December 31, 1999, the entity NGPL-Trailblazer, Inc. (which owned one-third interest in Trailblazer) was purchased by KMOLP. NGPL Trailblazer, Inc.'s name was subsequently changed to NGPL-Trailblazer, LLC.

By the Federal Energy Regulatory Commission's order issued March 14, 1997 in Docket No. CP96-506-000, Trailblazer was authorized to construct and operate a new 5,200 horsepower compressor unit in Lincoln County, Nebraska (Compressor Station No. 602). Compressor Station No. 602 was placed in service on July 16, 1997 and increased Trailblazer's firm design day capacity by approximately 104,528 Mcf/day to 402,000 Mcf/day.

(2)  SIGNIFICANT ACCOUNTING POLICIES

   Basis of Presentation

Trailblazer is regulated by and subject to the regulations and accounting procedures of the Federal Energy Regulatory Commission (FERC). In addition, Trailblazer meets the criteria for application of and, accordingly, follows the accounting and reporting requirements of Statement of Financial Accounting Standard No. 71 ,"Accounting for the Effects of Certain Types of Regulation" for regulated enterprises.

   Use of Estimates

The process of preparing financial statement in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from the estimated amounts. Management believes that these estimates and assumptions provide a reasonable basis for the fair presentation of Trailblazer's financial position and results of operations.

   Cash Flow Information

Cash equivalents are recorded at cost, which approximates market. For purposes of reporting cash flows, all liquid investments with maturities at date of purchase of three months or less are considered cash equivalents. Cash paid for interest during 1999 was $3.6 million.

   Depreciation

Depreciation is computed on a straight-line method at a composite annualized rate of 3.6% for the year ended December 31, 1999.

   Revenue Recognition

Trailblazer recognizes transportation revenues on an accrual basis as these services are provided under the terms of its approved FERC tariffs.

(3)  LONG-TERM AND SHORT-TERM BORROWINGS

On September 23, 1992, under the terms of a Note Purchase Agreement ("Agreement"), Trailblazer issued and sold an aggregate principal amount of $101 million of Senior Secured Notes ("Notes") to a syndicate of fifteen insurance companies. Security for the Notes is provided principally by an assignment of certain Trailblazer transportation contracts.

Effective April 29, 1997, an amendment to the Agreement was added. This amendment allows Trailblazer to include several additional transportation contracts as security for the Notes, adds a limitation on the amount of additional money that Trailblazer can borrow, and relieves Trailblazer from the security deposit obligation.

The Notes have a fixed annual interest rate of 8.03% and will be repaid in semi-annual principal installments of $5.05 million plus interest from March 1, 1993 through September 1, 2002, the final maturity date.

On December 29, 1999, Trailblazer entered into a revolving credit agreement with Toronto Dominion, Inc. providing for loans up to $10 million. This agreement provides for an interest rate of LIBOR plus 0.525% on the current loan and is due on December 27, 2000.

(4)  RESTRICTIONS ON PARTNERSHIP DISTRIBUTIONS

Under the terms of the Agreement, as amended, and the revolving credit agreement with Toronto Dominion, Inc., partnership distributions are restricted by certain financial covenants.

(5)  REFUNDS DUE SHIPPERS

Amounts billed to shippers are calculated on the basis of Federal Energy Regulation Commission (FERC) approved rates that include a component for both current and deferred income taxes. Trailblazer has traditionally advanced these amounts billed to shippers to its partners as a component of the distribution of earnings. As a result of the reduction in the federal corporate tax rate from 46% to 35% on July 1, 1987, Trailblazer's reserve for deferred federal income taxes was greater than the amounts of federal income tax that would be paid in future years. The FERC issued a rate settlement order dated October 23, 1990 requiring the deferred taxes collected in excess of the 35% tax rate to be refunded to the shippers. The amount of deferred taxes collected in excess of the 35% tax rate, which has been advanced to the partners, has been quantified at $16,692,069 and identified as the refunds due shippers. The amount to be refunded to shippers will be repaid over a 20 year period beginning in 1992 pursuant to the FERC order. Trailblazer intends to reduce prospective cash distributions to the partners to offset the annual refund to its shippers and, accordingly, has reflected a comparable amount as amounts recoverable or receivable from partners. An amount will be deducted from partners' equity annually representing the cash distribution which has been foregone in order to make this annual refund.

(6)  CAPACITY RATE REFUND

The $11,806,930 capacity rate refund was accrued as a liability and charged against revenue during 1999. This amount was accrued monthly based on the difference between the actual rates billed to shippers and the anticipated rate to be settled through rate case hearings. The rate case was settled and this amount was paid as a refund to shippers in April of 2000.

(7)  INCOME TAXES

Income taxes are the responsibility of the partners and are not reflected in these financial statements. However, the Trailblazer tariff includes an allowance for income taxes calculated as if it were a corporation. As discussed in Note 5, amounts collected by Trailblazer as an allowance for deferred income taxes have historically been paid currently to partners and recorded in the financial statements as a distribution of earnings. Trailblazer's current tariff includes a deduction or negative allowance for deferred income taxes associated with current differences between book depreciation and tax depreciation at the statutory rate. Trailblazer reflects the resulting refunds to shippers in the accompanying financial statements as a reduction in the distribution of earnings to partners. Deferred taxes in excess of the statutory rate are discussed in
Note 5.

(8)  MAJOR CUSTOMERS

Revenues recognized by Trailblazer from major customers for the year ended December 31, 1999 were:

                                                Amount       %
                                             ------------  ----
KN Marketing LP (affiliated company)         $  5,939,467  15.6
Barrett Resources Corp.                         5,623,903  14.8
Western Gas Resources, Inc.                     5,081,056  13.4
Union Pacific Fuels, Inc.                       4,932,441  13.0
Natural (affiliated company)                      555,858   1.5
                                             ------------  ----
                                             $ 22,132,725  58.3
                                             ============  ====

(9)  RELATED PARTY TRANSACTIONS

Natural billed Trailblazer $2.8 million for costs incurred as operator of the pipeline for the year ended December 31, 1999.

(10)  TRAILBLAZER RATE CASE FILING

On July 1, 1997, Trailblazer filed a rate case with the FERC (Docket No. RP97-408). The timing of the rate case filing was in accordance with the requirements of Trailblazer's previous rate case settlement in Docket No. RP93-55. The FERC issued an order on July 31, 1997 which suspended the rates to be effective January 1, 1998. Major issues in the rate case include throughput levels used in the design of the rates, level of depreciation rates, return on investment and the cost of service treatment of the Columbia settlement revenues. Trailblazer filed a proposed settlement agreement with the Administrative Law Judge ("ALJ") on May 8, 1998. The presiding ALJ certified the settlement to the FERC in an order dated June 25, 1998. The FERC issued an order on October 19, 1998 remanding the settlement, which was contested by two parties, to the presiding ALJ for further action. A revised settlement was filed on November 20, 1998. The presiding ALJ certified the revised settlement to the FERC on January 25, 1999. On March 16, 2000, the only contesting party withdrew its rehearing request, reflecting a commercial agreement reached with Trailblazer. A motion to terminate the proceeding is pending before the presiding ALJ. The settlement of Docket No. RP97-408 is expected to result in a $1.0 million increase in revenues over the previous settlement.

(11) LITIGATION

On March 25, 1998, CIG Trailblazer Gas Company ("CIG Trailblazer") filed a lawsuit, subsequently amended on February 3, 1999, against the three partners of Trailblazer. CIG Trailblazer purchased Tennessee Trailblazer Gas Company's ("Tennessee Trailblazer") agreement ("Tennessee agreement") dated November 1, 1982 with the Trailblazer partners. The Tennessee agreement gave Tennessee Trailblazer the right to participate as an equity owner and partner in Trailblazer expansions beyond Trailblazer's original certificated capacity of 525,000 Mcf/D. The agreement also gave Tennessee Trailblazer the right to attend management committee meetings of Trailblazer. CIG Trailblazer claims in the lawsuit, that as owners of the Tennessee agreement it has a right to attend management committee meetings but has been excluded from them by the management committee of Trailblazer. CIG Trailblazer also claims that it had the right to participate in the 1997 expansion of Trailblazer. CIG Trailblazer also filed a separate lawsuit on February 2, 1999 requesting a declaratory order that once they become a partner in Trailblazer under the 1982 agreement, CIG Trailblazer will not be required to contribute or sell the Wyoming Interstate Company to Trailblazer. On March 1, 2000, all parties reached an agreement and documents formally disposing of both suits were executed, signed by the presiding Judge and filed in the Wyoming Court. The settlement of the litigation does not result in any current change in the ownership of Trailblazer. The settlement does clarify the rights of CIG Trailblazer under the Tennessee agreement, allowing CIG Trailblazer to acquire an ownership interest in the next expansion of Trailblazer.

            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Red Cedar Gathering Company:

We have audited the accompanying balance sheets of RED CEDAR GATHERING COMPANY (a Colorado joint venture) as of December 31, 1999 and 1998, and the related statements of operations, changes in partners' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Red Cedar Gathering Company as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.


                                Arthur Andersen LLP



Denver, Colorado,
March 24, 2000.

                   RED CEDAR GATHERING COMPANY


                         BALANCE SHEETS

                AS OF DECEMBER 31, 1999 AND 1998

             ASSETS                     1999            1998
CURRENT ASSETS:
  Cash and cash equivalents        $  11,708,864   $   7,285,669
  Accounts receivable - trade         11,155,446      11,033,193
  Inventories                                  -          43,583
  Prepaids and other                     284,874         302,693
                                   -------------   -------------
    Total current assets              23,149,184      18,665,138
                                   -------------   -------------
PROPERTY AND EQUIPMENT
  Pipeline                            53,863,004      51,838,812
  Machinery and equipment             67,093,541      60,008,396
  Building and site improvements       2,228,714       2,169,423
  Land                                   422,054         422,054
  Right of way                         1,192,576         943,409
                                   -------------   -------------
                                     124,799,889     115,382,094
  Less-Accumulated depreciation
    and Amortization                 (24,106,181)    (18,245,287)
                                   -------------   -------------
                                     100,693,708      97,136,807
  Construction work-in-progress        2,489,885       4,618,267
                                   -------------   -------------
    Total property and equipment     103,183,593     101,755,074
                                   -------------   -------------
PREPAID INTEREST (Note 4)              4,602,826       5,030,996

DEBT ISSUANCE COSTS AND OTHER,
  Net of accumulated amortization
   of $165,093 and $67,053,
    respectively                       1,136,269       1,183,188
                                   -------------   -------------
TOTAL ASSETS                       $ 132,071,872   $ 126,634,396
                                   =============   =============

The accompanying notes are an integral part of these statements.

                   RED CEDAR GATHERING COMPANY


                         BALANCE SHEETS

                AS OF DECEMBER 31, 1999 AND 1998

LIABILITIES AND PARTNERS' EQUITY        1999            1998
CURRENT LIABILITIES:
  Accounts payable - trade         $   8,278,449   $   4,969,839
  Interest payable                       564,665         564,665
  Property taxes payable                 449,998         550,000
  Accrued payroll and bonus              287,753         179,512
  Deferred credits                       167,715         186,204
  Advance payments from related
   party                                  10,369         104,287
                                   -------------   -------------
    Total current liabilities          9,758,949       6,554,507
                                   -------------   -------------

LONG-TERM DEBT                        55,000,000      55,000,000

CAPITAL LEASE                            614,571         701,814

COMMITMENTS (Note 7)

PARTNERS' EQUITY:
  Contributions                       24,000,000      24,000,000
  Retained earnings                   42,698,352      40,378,075
                                   -------------   -------------
    Total partners' equity            66,698,352      64,378,075
                                   -------------   -------------
TOTAL ASSETS                       $ 132,071,872   $ 126,634,396
                                   =============   =============

The accompanying notes are an integral part of these statements.

                   RED CEDAR GATHERING COMPANY

                    STATEMENTS OF OPERATIONS

         FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                             1999            1998
REVENUES:
  Gas gathering and compression         $  64,363,062   $  49,165,113
  Purchase gas revenue                     54,332,597      15,701,585
                                        -------------   -------------
    Total revenues                        118,695,659      64,866,698


OPERATING COSTS AND EXPENSES:
  Operating                                30,776,526      21,384,771
  Purchased gas                            50,563,346      10,188,285
  Depreciation and amortization             6,177,039       4,889,516
  General and administrative                1,559,614       1,343,657
  Property taxes                              175,134         554,124
                                        -------------   -------------
    Total operating costs and              89,251,659      38,360,353
      expenses                          -------------   -------------
    Operating income                       29,444,000      26,506,345
                                        -------------   -------------
OTHER INCOME (EXPENSE):
  Interest expense, net of
   capitalized interest of
    approximately $78,000 in 1999
     and $59,000 in 1998                   (3,797,334)     (4,228,955)
  Interest income                             518,004         735,023
  Other                                       155,607         291,475
                                        -------------   -------------
    Total other expense, net               (3,123,723)     (3,202,457)
                                        -------------   -------------
NET INCOME BEFORE EXTRAORDINARY ITEM       26,320,277      23,303,888

EXTRAORDINARY LOSS ON RETIREMENT
  OF DEBT                                           -      (1,994,262)
                                        -------------   -------------
    NET INCOME                          $  26,320,277   $  21,309,626
                                        =============   =============

The accompanying notes are an integral part of these statements.

                   RED CEDAR GATHERING COMPANY

            STATEMENTS OF CHANGES IN PARTNERS' EQUITY

         FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                  Total
                                                 Retained       Partners'
                              Contributions      Earnings         Equity

BALANCES, December 31, 1997   $  24,000,000   $  32,868,449   $  56,868,449

  Net income                              -      21,309,626      21,309,626
  Distributions                           -     (13,800,000)    (13,800,000)
                              -------------   -------------   -------------
BALANCES, December 31, 1998      24,000,000      40,378,075      64,378,075

  Net income                              -      26,320,277      26,320,277
  Distributions                           -     (24,000,000)    (24,000,000)
                              -------------   -------------   -------------
BALANCES, December 31, 1999   $  24,000,000   $  42,698,352   $  66,698,352
                              =============   =============   =============

The accompanying notes are an integral part of these statements.

                   RED CEDAR GATHERING COMPANY

                    STATEMENTS OF CASH FLOWS

         FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                             1999            1998
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                            $  26,320,277   $  21,309,626
  Adjustments to reconcile net income
   to net cash provided by operating
    activities-
      Depreciation and amortization         6,177,039       4,889,516
      Amortization of prepaid interest        428,170         107,030
      Non-cash portion of
       extraordinary item                           -         746,027
      (Gain) loss on sale of assets            (2,360)          2,756
      Non-cash gathering fees                 (87,243)       (238,186)
      Operating assets and liabilities
       Decrease (increase) in-
        Receivables                          (122,253)     (4,812,879)
        Inventories                            43,583          28,082
        Prepaids and other                     17,819          67,874
        Other assets                          (64,026)              -
       Decrease (increase) in-
        Interest payable                            -         151,125
        Property taxes payable               (100,002)        195,413
        Trade payables                      3,308,610       2,367,436
        Deferred credits                      (18,489)         53,542
        Accrued payroll and bonuses           108,241        (285,198)
        Advance payments from related
         party                                (93,918)        104,287
                                        -------------   -------------
        Net cash provided by operating
         activities                        35,915,448      24,686,451
                                        -------------   -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital additions                        (7,496,053)     (9,023,731)
  Proceeds from sale of vehicle                 3,800           2,340
                                        -------------   -------------
        Net cash used in investing
         activities                        (7,492,253)     (9,021,391)
                                        -------------   -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds of long-term debt                        -      55,000,000
  Repayment of long-term debt                       -     (53,800,000)
  Financing costs, including prepaid
   interest                                         -      (6,175,302)
  Distributions to partners               (24,000,000)    (13,800,000)
                                        -------------   -------------
        Net cash used in financing
         activities                       (24,000,000)    (18,775,302)
                                        -------------   -------------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                               4,423,195      (3,110,242)

CASH AND CASH EQUIVALENTS, beginning
  of period                                 7,285,669      10,395,911
                                        -------------   -------------
CASH AND CASH EQUIVALENTS, end of
  period                                $  11,708,864   $   7,285,669
                                        =============   =============

The accompanying notes are an integral part of these statements.

                   RED CEDAR GATHERING COMPANY


                  NOTES TO FINANCIAL STATEMENTS

                   DECEMBER 31, 1999 AND 1998



1. ORGANIZATION AND SUMMARY OF
     SIGNIFICANT ACCOUNTING POLICIES:

Organization and Business

Red Cedar Gathering Company ("Red Cedar" or the "Company") was organized in August 1994. For the period from December 30, 1997 to March 30, 1998, the Company was owed 60% by K N Gas Gathering, Inc. ("KNGG") and 40% by the Southern Ute Tribe (the "Tribe"). On March 30, 1998, KNGG and the Tribe entered into a revised Joint Venture Agreement that restructured the original Red Cedar Joint Venture Agreement wherein the Tribe increased its ownership in Red Cedar to 51% through the exercise of the option to acquire an additional 11% interest. Under this same agreement, KNGG will receive 60% of all cash distributions made from Red Cedar earnings generated between January 1, 1998 and August 31, 2002, and the Tribe will receive the remaining 40% of all such cash distributions. The Tribe's ownership will automatically increase 4% on September 1, 2004 and 4% on September 1, 2009 pursuant to the terms of the revised Joint Venture Agreement and the option exercise.

Effective December 31, 1999, KNGG's 49% interest in the Company was transferred to Kinder Morgan Energy Partners, L.P. ("KMEP").

The Company is primarily engaged in natural gas gathering, treating and marketing in the San Juan Basin area of Colorado.

Management

Red Cedar is managed by a management committee (the "Management Committee"), which at year end consists of three members appointed by KMEP and four members appointed by the Tribe. The Management Committee is authorized to make substantially all decisions and take all actions necessary to effectively manage the assets, liabilities and opportunities of the Company. Red Cedar's onsite President and Chief Operating Officer makes day-to-day operating decisions.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipment

Property and equipment consists primarily of natural gas gathering systems including pipelines, compressor stations and treatment facilities. Expenditures that increase capacities or extend useful lives are capitalized. Routine maintenance, repairs and renewal costs are expensed as incurred.

Interest expense allocable to the cost of constructing new facilities is capitalized as part of the cost of the asset up to the point when operations commence. Capitalized interest in 1999 and 1998 was approximately $78,000 and $59,000, respectively.

The Company evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amount of the assets may not be recoverable. Generally, the basis for making such assessments is future cash flow projections. No impairments have been recorded to date.

Fair Value of Financial Instruments

The Company's financial instruments consist of cash, short-term trade receivables and payables and long-term debt. The carrying values of cash and cash equivalents, short-term trade receivables and payables approximate fair value due to their short-term nature. The fair value for long-term debt is estimated based on current rates available for similar debt with similar maturities and securities.

Depreciation and Amortization

Depreciation and amortization is provided for in amounts sufficient to relate the cost of assets to operations, principally on the straight-line method, over the estimated service lives of the assets. Estimated service lives for natural gas gathering equipment and facilities are as follows:

                 Asset                   Number of Years

          Right-of-way                            42
          Pipeline                                25
          Machinery and equipment            3 to 25
          Building and site improvements          25

The Company incurred fees, legal costs and other expenses in obtaining its bank debt. Such costs were capitalized and are being amortized over the life of the debt, using the effective interest method.

Purchased Gas and Sales

The Company enters into commitments to purchase and sell third-party natural gas. Volumes of purchases are generally matched for each month's delivery commitments. The price differential for each combination of purchase and sales contract results in a net fixed gross margin to Red Cedar. These contracts are generally short-term in nature. Red Cedar recognizes the gross purchase and sale amounts in the statement of operations in the month of settlement. Although the Company is not subject to price risk on these contracts, Red Cedar is exposed to credit risk of the counterparties non-performance. Red Cedar has not experienced any events of non-performance.

Statements of Cash Flows

For purposes of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. Cash used in operating activities during the years ended December 31, 1999 and 1998, includes cash payments for interest of approximately $3,447,000 and $5,275,000, respectively (including approximately $1,077,000 paid to related parties in 1998).

Income Taxes

The owners of Red Cedar have organized the Company as a joint venture and accordingly, the Company does not pay federal or state income taxes. The taxable income or loss of the Company, which may vary substantially from income or loss reported for financial reporting purposes, is included in the state and federal tax returns of the joint venture partners, where and as applicable.

New Accounting Principles

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. It also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS 133 is effective for fiscal years beginning after June 15, 2000. The Company has not yet quantified the impacts of adopting SFAS 133 on its financial statements and has not determined the timing of, or method of, adoption of SFAS 133. However SFAS 133 could increase volatility in earnings and other comprehensive income.

Reclassifications

Certain amounts in prior year have been reclassified to conform to the 1999 presentation.

2. RELATED PARTY TRANSACTIONS:

Tribe and Affiliates

The Company pays monthly right-of-way fees to the Tribe pursuant to the Right-of-Way Agreement and Amendment of Commercial Lease, as amended August 31, 1994. Payments to the Tribe related to such fees amounted to approximately $2,570,000 and $2,178,000 during the years ended December 31, 1999 and 1998, respectively. The Company had a payable to the Tribe related to such fees of approximately $219,000 and $211,000 at December 31, 1999 and 1998, respectively.

Also, the Company had revenues earned of approximately $12,020,000 and $8,376,000 during 1999 and 1998, respectively, in gas gathering and compression revenue from Red Willow, an affiliate of the Tribe. Amounts receivable from Red Willow at December 31, 1999 and 1998 were approximately $1,744,000 and $772,000, respectively.

During 1999, Red Willow purchased certain working interest in oil and gas properties from Cedar Ridge LLC ("Cedar Ridge"), a former affiliate. In 1997, Red Cedar had financed the construction and acquisition of portions of a pipeline and certain compression facilities through a capital lease with Cedar Ridge and an unrelated third party. Cedar Ridge agreed to fund the construction and acquisition of the facilities and lease them to Red Cedar for a ten-year period, at the conclusion of which, Red Cedar agreed to purchase the facilities for a bargain purchase option. Red Willow (formerly Cedar Ridge) paid approximately $1,376,000 for construction of these facilities. Red Cedar repays this lease by reducing the amount charged to Red Willow (formerly Cedar Ridge) for gathering fees, by $0.06 per MMBtu, for all volumes of gas delivered to Red Cedar greater than 8,500 MMBtu per day through December 31, 2010 and extendible indefinitely thereafter at the option of both parties. The imputed value of this rate reduction was recorded as property and equipment and capital lease at the time of entering into the transaction. The net book value of the facilities and the principal outstanding associated with these facilities at December 31, 1999 and 1998, are approximately $992,000 and $1,038,000, respectively. Repayments of the capital lease are calculated based on the deliveries of gas to the Red Cedar gathering system by Red Willow (formerly Cedar Ridge) over 8,500 MMBtu per day or by the passage of time, such that, the outstanding principal balance of the lease will be zero at the end of the lease term. All amounts outstanding are classified as a long-term capital lease in the December 31, 1999 balance sheet.

Other

Interest payments to related parties in 1998 totaled approximately $1,077,000 and was paid 50% to KNGG and 50% to the Tribe. This interest related to $12,000,000 of subordinated notes payable to KNGG and the Tribe that was outstanding during 1998 and was repaid in full on October 23, 1998, from proceeds from the $55 million Senior Notes ("Senior Notes"), (Note 4).

3. LINE OF CREDIT:

When entering into the Senior Notes agreement discussed below, the Company entered into a $25.0 million revolving credit agreement ("Revolver") with a consortium of investors that is administered by Chase Bank of Texas, N.A. The amount available to the Company under the Revolver at December 31, 1999 was $25.0 million. Borrowings under the Revolver bear interest at rates based upon the Eurodollar base rate plus a margin or a base rate plus a margin, at the borrower's option. The Revolver is due on October 22, 2001. There were no borrowings made under the terms of this Revolver during December 31, 1999 and 1998. A commitment fee of $0.002 per $1 of unused availability under the Revolver is payable to the investors in quarterly installments. The Revolver is guaranteed by KMEP and the Tribe.

4. LONG-TERM DEBT:

On October 23, 1998, the Company sold $55 million aggregate principal amount of Senior Notes due October 31, 2010, in a private placement offering. The $55 million was sold in ten different notes in varying amounts with identical terms.

The Senior Notes bear interest at an annual rate of 6.16%; interest is payable semiannually on April 30 and October 31. The principal is to be repaid in seven equal installments beginning on October 31, 2004 and ending on October 31, 2009 with any remainder due on October 31, 2010. The Senior Notes and the Revolver require the Company to comply with certain financial and non-financial covenants. The Senior Notes and the Revolver are secured by a first priority lien on the ownership interests of KMEP and the Tribe as described in an intercreditor agreement between the Revolver banks and the Senior Note holders. The Senior Notes are also guaranteed by KMEP and the Tribe. The fair market value of these Senior Notes are estimated at $50,600,000.

Prior to the sale of the Senior Notes, the Company entered into a treasury rate lock, for the purpose of securing its debt price during the marketing period, which was treated as an anticipatory hedge. The Company closed out this anticipatory hedge prior to the closing date of the Senior Notes sale for a cash payment made to the counterparty of $5,094,094. This amount has been classified as prepaid interest and is being amortized using the effective interest method over the life of the Senior Notes.

The proceeds from the Senior Notes and operating cash flows were used to repay the $12,000,000 of subordinated notes payable to KNGG and the Tribe in 1998. Accordingly, the Company expensed $746,027 of unamortized debt issuance costs related to these notes as an extraordinary item in 1998.

Concurrent with the sale of the Senior Notes and the repayment of the subordinated notes to KNGG and the Tribe in 1998, two interest rate swaps were terminated with a combined payment to the counterparty of $1,248,235. This payment was classified as an extraordinary item in the statement of operations for the year ended December 31, 1998.

5. CONCENTRATION OF CREDIT RISK:

Substantially all of the Company's accounts receivable at December 31, 1999 and 1998, result from gas gathering, compression fees and marketing revenues from other companies in the oil and gas industry. This concentration of customers may impact the Company's overall credit risk, either positively or negatively, in that these entities may be similarly affected by industry-wide changes in economic or other conditions. Such receivables are generally not collateralized.

6. MAJOR CUSTOMERS:

Major customers contributing greater than 10% to the Company's gross revenues, consist of the following:

                                             1999      1998

       Dynegy                                 28%       19%
       Vastar                                 22%       31%
       Amoco                                  12%       12%
       Red Willow (an affiliate)              10%       13%

The marketing arrangement with Dynegy terminated at the end of 1999.

7. COMMITMENTS:

Leases

The Company leases certain compressor stations and vehicles, under various operating leases which are scheduled to expire in 2004. The future minimum lease payments required under these leases are as follows:

          2000                             $  3,724,000
          2001                                3,296,000
          2002                                2,507,000
          2003                                2,103,000
          2004                                  426,000
                                           ------------
             Total                         $ 12,056,000

Total lease expense for the years ended December 31, 1999 and 1998 was $3,464,000 and $2,289,000, respectively.

Commitments to Purchase and Sell Natural Gas

Red Cedar has entered into the following contracts to purchase and sell natural gas for the period from January 1, 2000 to December 31, 2000:


                 Quantity per day         Price per Mbtu

  Purchase         10,000 MMBtu      Inside FERC El Paso-San
                                   Juan Basin Index less $.0075

  Sell             15,000 MMBtu      Inside FERC El Paso-San
                                   Juan Basin Index plus $.0025

The Company generally purchases the remaining natural gas from various suppliers in which the Company has contracts that are settled monthly at the index price in order to satisfy the remaining 5,000 MMBTU per day sales commitment. Red Cedar generates approximately $.00025 per MMBtu on the remaining 5,000 MMBtu per day sales commitment for marketing services.